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                                                                     EXHIBIT 2.3


                        CONFIDENTIAL DISCLOSURE AGREEMENT

                                     BETWEEN

                         EON COMMUNICATIONS CORPORATION

                                       AND

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                        EFFECTIVE AS OF JANUARY 30, 2002
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                        CONFIDENTIAL DISCLOSURE AGREEMENT

      This Confidential Disclosure Agreement ("AGREEMENT") is effective as of January 30, 2002 ("EFFECTIVE DATE"), between EON COMMUNICATIONS CORPORATION, a Delaware corporation ("EON"), and CORTELCO SYSTEMS PUERTO RICO, INC., a Puerto Rico corporation ("CSPR"). EON and CSPR are sometimes referred to herein as the "party" or the "parties."

      WHEREAS, pursuant to the terms of the Distribution Agreement by and between EON and CSPR dated as of January 30, 2002 (the "DISTRIBUTION AGREEMENT"), the parties have entered into this Agreement to provide for the protection of their Confidential Information (as defined below).

      NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                     AGREEMENT

1. Definitions. the following terms, when capitalized herein, shall have the meanings set forth below in this Section 1. Unless indicated otherwise, all other capitalized terms which are used but are not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

            1.1 "CONFIDENTIAL INFORMATION" shall mean any and all financial, technical, commercial or other information of EON or CSPR, as appropriate (whether written or oral), including, without limitation, all information, notes, client lists and records, reports, analyses, financial statements, compilations, studies, forms, business or management methods, marketing data, fee schedules, information technology systems and programs, projections, forecasts or trade secrets of EON or CSPR, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information does not include any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Receiving Party or its affiliates, advisors or representatives); (ii) hereafter becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iii) has already been independently developed without any involvement by the Disclosing Party, or is hereafter independently acquired or developed, by the Receiving Party without violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party.

            1.2 "CONFIDENTIALITY PERIOD" means in perpetuity, after either(A) the Distribution Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Distribution Date or (B) the date of disclosure with respect to Confidential Information that is disclosed by the Disclosing Party to the Receiving Party after the Distribution Date.


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            1.3 "DERIVATIVES" means: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws.

            1.4 "DISCLOSING PARTY" means the party owning or disclosing the relevant Confidential Information.

            1.5 "RECEIVING PARTY" means the non-owning party or recipient of Confidential Information from the Disclosing Party.

            1.6 "THIRD PARTY" means a Person other than EON and its respective affiliates and employees and CSPR and its respective affiliates and employees.

2.    Confidentiality.

            2.1 Confidentiality and Non-use Obligations. During the Confidentiality Period, the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature, (ii)not use such Confidential Information except as expressly permitted under this Agreement or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party, and (iii) maintain all Confidential information in trust and confidence and (iv) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

            2.2 Compelled Disclosure. If the Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall(i) give the Disclosing Party prompt and timely written notice so that the Disclosing Party may take steps to oppose such disclosure and (ii) cooperate with the Disclosing Party in its attempts to oppose such disclosure. If the Receiving Party complies with the above, it shall not be prohibited from complying with such requirements to disclose, but shall cooperate with the Disclosing Party to take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise prevent unrestricted or public disclosure. Notwithstanding anything to the contrary, the parties may permissibly disclose Confidential Information in public filings before the Securities and Exchange Commission associated with the Distribution Agreement and Ancillary Agreements.

            2.3 No Restriction On Disclosing Party. Nothing in this Agreement shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential


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      Information in any way provided that, in so doing, it does not use, disclose or disseminate any Confidential Information of the Receiving
      Party.

            2.4 No Restriction On Reassignment. This Agreement shall not restrict reassignment of the Receiving Party's employees.

            2.5 Third Party Restrictions. Nothing in this Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Agreement.

            2.6 Ownership of Confidential Information. All Confidential Information of the Disclosing Party, and any Derivatives thereof whether created by such Disclosing Party or the Receiving Party shall remain the property of the Disclosing Party, and no license or other rights to the Disclosing Party's Confidential Information or Derivatives is granted or implied hereby. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists and all other tangible media of expression) furnished by the Disclosing Party to the Receiving Party, and which are designated in writing to be the property of the Disclosing Party, shall remain the property of the Disclosing Party.

3. Term and Termination. This Agreement may be terminated at any time before the Distribution by EON in its sole discretion without the approval of CSPR or the EON shareholders. In the event of such termination, no party shall have any Liability of any kind to any other party. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

4. Dispute Resolution. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement, shall be deemed a Dispute as defined in
Section 4.6 of the Distribution Agreement and shall be resolved exclusively by, in accordance with, and subject to the procedures and limitations set forth in,
Section 4.6 of the Distribution Agreement.

5.    Miscellaneous Provisions.

            5.1 Incorporation of Distribution Agreement. The miscellaneous provisions provided in Article V of the Distribution Agreement are incorporated herein by reference as though set forth in full.

            5.2 Injunctive Relief. A breach by either party of any of the promises or agreements contained herein will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law, and such other party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).


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            5.3 Infringement Suits. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for misappropriation of any of its Confidential Information or to defend any action or suit brought by a Third Party that alleges infringement of any intellectual property rights by the Receiving Party's authorized use of the Disclosing Party's Confidential Information.


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      WHEREFORE, the parties have signed this Confidential Disclosure Agreement effective as of the Effective Date.


EON COMMUNICATIONS                  CORTELCO SYSTEMS
CORPORATION                         PUERTO RICO, INC.



By: /s/ Lanny Lambert                     By: /s/ Sergio Moren
   ---------------------------               ---------------------------
      Lanny Lambert                             Sergio Moren
      Chief Financial Officer                   President




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